Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

HUDSON EXECUTIVE INVESTMENT CORP. II

Hudson Executive Investment Corp. II, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), through its duly authorized officers and by authority of its Board of Directors, does hereby certify:

FIRST:    The Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was filed with the Secretary of State of Delaware on August 18, 2020 and the Corporation was incorporated under the name of Hudson Executive Investment Corp. II.

SECOND:    The effective date of this Certificate of Amendment to the Certificate of Incorporation (this “Certificate of Amendment”) shall be the date it is filed with the Secretary of State of Delaware.

THIRD:    In accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment has been duly adopted by the Board of Directors of the Corporation, and duly executed and acknowledged by an authorized officer of the Corporation.

FOURTH:    Article I titled “NAME” of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“NAME:

The name of the corporation is Hudson Executive Investment Corp. III (the “Corporation”).”

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 18th day of December, 2020.

HUDSON EXECUTIVE INVESTMENT CORP. II

By:	/s/ Jonathan Dobres
	Name:	Jonathan Dobres
	Title:	Chief Financial Officer